EXHIBIT 99.2

Filed by Mid-State Bancshares pursuant to Rule 425 under the Securities Act of 1933. Subject: Ojai Valley Bank. Securities Exchange Act Filing No.000-23925

News Release
Date: June 30, 2003	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: “MDST”
Title: Chief Financial Officer	Website: www.midstatebank.com

Mid-State Bancshares and Ojai Valley Bank
Announce Merger Agreement

Arroyo Grande, California – Mid-State Bancshares Chairman Carrol R. Pruett and Ojai Valley Bank Chairman Alan Rains, along with the Boards of Directors of each institution, announced today that they have signed a definitive agreement to merge, subject to the approval of banking regulators and Ojai Valley Bank shareholders.  The Merger will bring the total assets of Mid-State to in excess of $2.0 billion with 41 offices serving San Luis Obispo, Santa Barbara, and Ventura Counties.

The Agreement provides Ojai Valley Bank shareholders with an election to choose Mid-State Bancshares common stock, cash, or a combination of Mid-State Bancshares common stock and cash that is subject to potential adjustments based on changes in the price of Mid-State Bancshares stock preceding the effective date of the transaction and pro ration, if necessary. 50% of the consideration provided will be in the form of Mid-State Bancshares stock with the balance being in cash.  The total consideration is valued at approximately $20.2 million.  The merger is structured to be tax-free for the stock portion of the consideration, and will be accounted for under the purchase method of accounting.  The transaction is expected to close in the fourth quarter of 2003 and is expected to be accretive to earnings in the year 2004.  A summary of pertinent information concerning the Merger is attached to this news release.

Mr. Pruett announced, “We are extremely pleased to join forces with Ojai Valley Bank, a bank with similar philosophies to ours.  We are community-oriented organizations, with strong ties to the marketplace.  Both banks have a history of making decisions locally, and reinvesting into their communities.  This transaction will help the Bank improve its presence in Ventura County, allowing the opportunity to build upon the relationships established through the years of service by Ojai Valley Bank.”

Mid-State entered the Ventura County market with its merger in 1999 with the former City Commerce Bank and expanded that presence in 2001 with its merger with the former American Commercial Bank.  “The new locations gained through this partnership will allow us the occasion to expand our services, and reach out to those customers who appreciate our kind of customer service,” remarked James W. Lokey, President of Mid-State Bank & Trust.  “We are extremely pleased with the prospects.”

Alan Rains added, “We are thrilled to join forces with another bank that provides superior customer service.  Mid-State has a forty year history of being an excellent community banking organization and we have greatly admired their success.  The added resources of the combined organization will afford our current customers new opportunities.  Our missions are very similar.”

This News Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act.  Statements concerning the expected prospects for the effective date of the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations.  These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost saving measures, and general economic conditions.  The forward-looking statements should be considered in the context of these and other risk factors disclosed in Mid-State Bancshares’ filings with the SEC.  The Company undertakes no obligation to publically release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of an unanticipated event.

This News Release may be deemed to be solicitation material in respect to the proposed transaction between Mid-State Bancshares (“MDST”) and Ojai Valley Bank pursuant to an Agreement to Merge and Plan of Reorganization, dated as of June 30, 2003 by and between Mid-State Bancshares, Mid-State Bank & Trust, and Ojai Valley Bank (the “Agreement”). Filing of this News Release is being made in connection with Rules 165 and 425 promulgated by the Securities and Exchange Commission (“SEC”).

In connection with the proposed transaction, Mid-State Bancshares will file with the SEC a registration statement on SEC Form S-4.  The registration statement will contain a proxy statement/prospectus which will describe the proposed transaction and its proposed terms and conditions.  Shareholders are encouraged to read the registration material and proxy statement/prospectus because these documents will contain important information about the transaction.  A copy of the Agreement will be filed in the near future with the SEC as an exhibit to Mid-State Bancshares’ 8-K, a separate filing from the Form S-4.  The registration statement, the Form 8-K and all other documents filed with the SEC in connection with the transaction will be available for free when filed, both on SEC’s web-site (www.sec.gov) or by contacting James G. Stathos, Exectuvie Vice President & Chief Financial Officer at 1026 Grand Avenue, Arroyo Grande, California 93420.  Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on our web-site: www.midstatebank.com.  We post these reports to our web-site as soon as reasonably practicable after filing them with the SEC.  None of the information on or hyper-linked from our web-site is incorporated into this press release.

See pertinent information concerning the merger on the attached page

***

Transaction Summary
Mid-State Bancshares Merger with Ojai Valley Bank

Approximate Value of Transaction*	$20,245,000

Price to Ojai Valley Bank Book Value at March 31, 2003	2.58x

Price to Ojai Valley Bank Last 12 Mos. Earnings	18.6x

Exchange Ratio**:

If Mid-State Bancshares Stock is - less than $16.62 per share	4.121

from $16.62 to $20.32 per share	$68.50 divided by Mid-State average price

above $20.32 per share	3.371

As of March 31, 2003:

Assets of Ojai Valley Bank	$82,840,349

Number of branch locations	2

Net Income – 3 Months Year-to-date	$254,169

Return on Assets	1.23%

Return on Equity	13.4%

* Transaction value based on 295,552 shares of Ojai Valley Bank stock receiving a combination of Mid-State Bancshares common stock and cash which is equivalent to $68.50 per share.

** Exchange ratio represents the shares of Mid-State Bancshares stock to be received per share of Ojai Valley Bank stock (assuming a shareholder elects for 100% stock compensation) and is determined based on the average closing price of Mid-State Bancshares stock in the 20 trading days ending on the fifth day prior to the closing date of the transaction.  Ojai Valley shareholders may elect to receive part of their compensation in Mid-State Bancshares stock and part in the cash equivalent value of Mid-State stock.  Based on the total combination of cash and stock selected by all of the shareholders, the amounts will be pro-rated, if necessary, so that 50% of the compensation provided is in the form of stock and 50% is in cash.